Exhibit 10.2

OMNIBUS AMENDMENT

TO

OUTSTANDING STOCK OPTION AGREEMENTS UNDER

FMSA HOLDINGS, INC. 2014 LONG TERM INCENTIVE PLAN

THIS OMNIBUS AMENDMENT is made this 10th day of December, 2015, by Fairmount Santrol Holdings Inc. (f/k/a FMSA Holdings Inc.) (the “Company”).

WITNESSETH:

WHEREAS, from time to time the Company has granted stock options under the FMSA Holdings, Inc. 2014 Long Term Incentive Plan (the “Plan”) as such awards are set forth in certain Stock Option Agreements (including any associated Notice of Grant) (the “Agreements”);

WHEREAS, it is the desire of the Company to amend such Agreements to provide that certain Nonvested Option Shares (as defined in the Agreements) shall become Vested Option Shares (as defined in the Agreements) upon the optionholder’s death, disability or following his or her retirement and to provide that an optionholder who retires shall be entitled to exercise the option until the original expiration date of the option; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that, pursuant to Section 10(c) of the Plan, the Company has the power to amend such Agreements without the written consent of the optionholder.

NOW, THEREFORE, effective as of December 10th, 2015, with respect to all currently outstanding stock options granted under the Plan, the Company hereby amends all currently outstanding Agreements as follows:

1. The Agreements are hereby amended by replacing Section 2(b) with Section 2(b)(i) or by adding a new Section 2(b)(i) to the Agreement as follows:

“2(b)(i) Retirement. Notwithstanding any provision herein to the contrary, if your employment terminates or service ceases due to your Retirement (as defined below), then the Option shall continue to vest as if your employment had not terminated. Accordingly, any Nonvested Option Shares shall become Vested Option Shares on the date(s) they were scheduled to vest under the Notice of Grant. For purpose of this Agreement, “Retirement” means your voluntary separation from service (as such term is defined in Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance issued thereunder (“Section 409A”)) after you have attained age 55 and have provided at least ten years of service to the Company or any of its Subsidiaries.”

2. The Agreements are hereby amended by adding the following Section 2(b)(ii) to the Agreements as follows:

“2(b)(ii) Death or Disability. Notwithstanding any provision herein to the contrary, if your employment terminates or service ceases due to your death or disability (within the meaning of section 22(e)(3) of the Code), then, upon your termination of employment or service, any Nonvested Option Shares that were scheduled to vest within the one-year period following your termination of employment or service under the Notice of Grant shall become Vested Option Shares.”

3. The Agreements are hereby amended by replacing Section 3(c) in its entirety with the following:

“3(c) Retirement. If you cease to perform services for the Company or any Subsidiary due to your Retirement (as defined in Section 2(b) above), this Option may be exercised by you at any time until the Expiration Date, but only to the extent this Option was exercisable for Vested Shares as of the date of Retirement (including any vesting that occurs pursuant to Section 2(b)(i) above).”

4. Any capitalized term not otherwise defined in this Omnibus Amendment shall have the meaning ascribed to such term in the Agreements or the Plan, as applicable.

5. This Omnibus Amendment modifies or adds only the provisions specified herein. All other provisions of the Agreements remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Omnibus Amendment to be executed this 10th day of December, 2015.

FAIRMOUNT SANTROL HOLDINGS, INC.

By:	David J. Crandall

ITS:	Vice President, General Counsel and Secretary

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